Exhibit 10.26

Permanent Placement Services
AGREEMENT

THIS Agreement dated as of November 5, 2008   by and among UNIVERSAL AMERICAN FINANCIAL  CORP. (Company), and  TASK TECHNOLOGIES, INC. (Recruiter), of 2617 Cape Coral Dr SW, Wyoming, MI.

WHEREAS, the Company desires to utilize the services of Recruiter to assist the Company in the area of  locating personnel to be considered for hire for full-time employee (FTE) positions with Company; and

WHEREAS, the Recruiter will perform these services for the Company.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

I.  SERVICE:

Recruiter shall provide permanent placement recruitment services to Company as requested and identified by Linda Binion, Senior Vice President of IT Infrastructure, or such other Company officer or member of Company management that shall be so identified and designated to Recruiter, at mutually agreed upon times and places.

II.  TERM AND EFFECTIVE DATE:

The services shall commence on November 5, 2008 and terminate on November 4, 2011, or when Company and Recruiter mutually agree to terminate, whichever date is sooner.

III.  FEES FOR SERVICES AND EXPENSES:

Company agrees to pay Recruiter a fee equivalent to 22% of the annual salary of any personnel hired by Company as the result of Recruiter’s efforts.  Payment will be made directly to Recruiter for services provided.  The Recruiter shall be responsible for any income taxes on this fee. Recruiter will invoice for said fee thirty (30) days after personnel hired by Company commence work with Company.

The Company will reimburse Recruiter for their reasonable expenses incurred in furtherance of providing services under this Agreement.  Such expenses shall be reimbursable in accordance with established business expense policies of the Company.   Receipts for all expenditures will be required for reimbursement.

IV.   CONFIDENTIALITY:

Both parties understand and agree that any information provided by one party to the other party during the relationship between Company and Recruiter is highly confidential and proprietary to the relevant party and is not to be disclosed to third parties.

V.  COMPANY’S RIGHT TO TERMINATE:

Either party may terminate this Agreement for cause at any time.  “Cause” is defined as either party’s commission of any felony, or willful misconduct.

VI.  MISCELLANEOUS:

This Agreement sets forth the entire understanding of the parties and no statement, representation, warranty or covenant has been made by either party, except as expressed and set forth herein.  This Agreement shall not be changed or terminated orally and shall not be assignable by Recruiter. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.  If any provision of this Agreement shall be held to be void or enforceable, the remaining provisions shall be unaffected thereby and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties execute this Agreement as of the date first written above.

_/s/ Scott E. Kwilinski___________
SCOTT KWILINSKI, President
TASK TECHNOLOGIES, INC

 /s/ Linda Binion
Universal American Financial Corp
Name: Linda Binion
Title:  Sr. VP, IT Infrastructure